TRILOGY INTERNATIONAL, INC.
REPLICATOR SITE

TERMS OF AGREEMENT

Upon subscribing to Trilogy's Replicator Site, Trilogy's Independent Field Representative (hereinafter "Representative") hereby agrees to the following:

(1) Representative agrees to the terms of payment for the Replicator Site as set forth on the Replicator Site sign-up page which follows this document.

(2) Trilogy makes no warranties of any kind, expressed or implied, including any implied warranty of merchantability or fitness of the services provided for a particular purpose. Trilogy shall not be responsible for any damages suffered by the Representative, including, but not limited to, loss of data from delays, non-deliveries, mis-deliveries, or service interruptions caused by Trilogy's own negligence or the Representative's errors and or omissions. The Representative shall provide all telephone and other equipment necessary to access Trilogy systems. Trilogy reserves the right to modify the service terms, standard rates and operating procedures to establish usage priorities and to discontinue all or any part of the provided services at anytime. The Representative is responsible for implementing sufficient procedures and checkpoints to satisfy its requirements for accuracy of data input and output and maintaining a means external to Trilogy's system for the reconstruction of any lost data. Trilogy is not responsible for service interruptions beyond its control, including acts of nature or service interruptions by its suppliers.

(3) The Representative agrees to indemnify and hold harmless Trilogy from any claims resulting from the Representative's use of the site.

(4) Use of any information obtained via this service is at the Representative's risk. Trilogy specifically denies any responsibility for the accuracy or quality of information obtained through its services. The Representative agrees to protect and treat as confidential all Trilogy proprietary information, including access codes and IDs provided by Trilogy for its system. Sharing of IDs/accounts is expressly forbidden. If a Representative believes his or her access ID/password has been compromised, immediate e-mail or telephone notification must be provided to Trilogy. The Representative may be held responsible for all acts/communications initiated or authorized by that account ID until receipt by Trilogy of such notice.

(5) All Representative data shall be treated in a confidential manner as outlined in our Privacy Statement. All data will be released only to those individuals authorized by the Representative or upon service of a valid court order.

(6) Neither party shall be liable to the other, except as set forth in Paragraph
(3) above, for any loss, damage, liability, claim or expense arising out of or in relation to this Agreement or the provision of service or equipment, however caused, whether grounded in contract, tort (including negligence) or theory of strict liability. The parties agree to work in good faith to implement the purposes of this Agreement but recognize the network connection and services to be provided by Trilogy could not be made available under these terms, or other similar terms, without a substantial increase in cost if the parties were to assume a greater liability to each other.

(7) Trilogy adheres to commonly practiced Internet etiquette and requires its Representatives to do so. If a Representative violates etiquette when presenting the Trilogy products and/or opportunity, it could result in termination of the Representative's Trilogy business, and/or prosecution to the fullest extent of the law.

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(8) All Trilogy Independent Field  Representatives must comply with the policies set forth in Trilogy's Policies and Procedures Manual. Following are portions of those Policies and Procedures which specifically address use of the Internet:

Section 4.9: Field Representatives may not use or transmit unsolicited faxes, mass e-mail distribution, unsolicited e-mail or "spamming" relative to the operation of their Trilogy businesses. The term "unsolicited e-mail means the transmission of electronic mail of any material or information advertising or promoting Trilogy, its products, its compensation plan or any other aspect of the company which is transmitted to any person. These terms do not include a fax or e-mail to: (a) any person with the person's prior express invitation or permission; or (b) any person with whom the Field Representative has an established business or personal relationship. The term "established business or personal relationship" means a prior or existing relationship formed by a voluntary two-way communication between a Field Representative and a person, on the basis of: (a) an inquiry, application, purchase or transaction by the person regarding products offered by such Field Representative; or (b) a personal or familial relationship, which relationship has not been previously terminated by either party. [The Representative's replicator site may not be the destination of: unsolicited e-mail, or bulk e-mail (either solicited or unsolicited), whether originated by the Representative, or on behalf of the Representative.]

Section 4.11: The official Trilogy corporate website (or home pages, and possibly other uses which will be specified by Trilogy, tied to the corporate site available to Trilogy's Field Representatives) must be the only use of the Internet for selling or promoting Trilogy products and services. This will be strictly enforced, and any violation on the Internet may lead to termination of the Field Representative's Agreement with Trilogy.

(9) The only Internet sites that may market Trilogy's products and opportunity (whether or not Trilogy's name is used) are Trilogy's corporate site and its replicated sites that are sold to its Field Representatives.

(10) Trilogy will allow links to the replicator sites. Those links must contain only specific language, which Trilogy will provide. If a Field Representative has a site other than the replicator site which contains information about Trilogy, its products or opportunity, that Field Representative will be subject to disciplinary action, including possible termination of their Trilogy business.

(11) No links may be made to Trilogy's corporate site.

(12) Clicking on the "Accept" button on the Replicator Site sign-up page, confirming the purchase of a replicator site, constitutes acceptance of these terms and conditions. Both parties agree to accept electronic mail as legally binding documentation for billing and notification purposes. This Agreement will be performed in and governed by the laws of the State of Florida.

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